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                                                                 Exhibit 3(a)(6)

                           CERTIFICATE OF DESIGNATION

                                       OF

                              UTILICORP UNITED INC.

                                    SERIES A
                            PARTICIPATING CUMULATIVE
                                PREFERENCE STOCK

                     Pursuant to Sections 151 of the General
                    Corporation Law of the State of Delaware

         UtiliCorp United Inc., a corporation organized and existing under and by virtue of The General Corporation Law of Delaware, DOES HEREBY CERTIFY:

         That at a meeting of the Board of Directors of UtiliCorp United Inc. (the "Corporation") the following resolution was duly adopted creating 60,000 shares of Preference Stock, designated as Series A Participating Cumulative Preference Stock.

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, a series of Preference Stock of the Corporation be, and it hereby is created, and the designation and amount thereof and the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Certificate of Incorporation, of the Corporation, which are applicable to the Preference Stock of all classes and series) are as follows:

         1. DESIGNATION AND NUMBER. The designation of this series is the "Series A Participating Cumulative Preference Stock" (hereinafter, this "SERIES"). The number of shares initially constituting this Series shall be sixty thousand (60,000) shares; PROVIDED, HOWEVER, that, if more than a total of 60,000 shares of this Series shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the Rights Agreement dated as of December 31, 1996, between the Corporation and First Chicago Trust Company of New York, a New York corporation, as Rights Agent (the "Rights Agreement"), the Board of Directors of the Corporation, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of this Series authorized to be issued to be increased (to the extent that the Articles of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.


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         2.       DIVIDENDS.

                  a. Subject to the prior and superior rights of the holders of shares of any other series of Preference Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of this Series with respect to dividends, the holders of shares of this Series shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (1) quarterly dividends payable on the first day of each of March, June, September and December (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of this Series, in the amount of $.01 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on this Series pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of this Series (the total of which shall not, in any event, be less than zero), and
(2) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock, par value $1.00, of the Corporation (the "Common Stock"). In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of this Series a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the "Formula Number" shall be 1,000; PROVIDED, HOWEVER, that, if at any time after December 31, 1996, the Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and PROVIDED FURTHER, that, if at any time after December 31, 1996, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

                  b. The Corporation shall declare a dividend or distribution on this Series as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or


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distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); PROVIDED, HOWEVER, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per share on this Series shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of this Series entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

                  c. Dividends shall begin to accrue and be cumulative on outstanding shares of this Series from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of this Series; PROVIDED, HOWEVER, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of this Series entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of this Series which are originally issued prior to the record date for the determination of holders of shares of this Series entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of this Series in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

                  d. So long as any shares of this Series are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on this Series shall have been declared.

                  e. The holders of the shares of this Series shall not be entitled to receive any dividends or other distributions except as provided herein.

         3. LIQUIDATION RIGHTS. In the event of the liquidation, dissolution or winding up of the Corporation ("LIQUIDATION"), whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of stock ranking junior to the Series A Preference Stock unless, prior thereto, the holders of this Series shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $.01 per whole share or
(y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with this Series, except distributions made ratably on this Series and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.


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         If upon any Liquidation, the assets of the Corporation or proceeds thereof distributable among the holders of shares of this Series and of any class or series of capital stock of the Corporation ranking equally with this Series as to distribution of assets upon Liquidation shall be insufficient to pay in full the preferential amounts payable to such holders, then such assets or the proceeds thereof shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

         4. VOTING RIGHTS. The holders of shares of this Series shall have the following voting rights:

                  a. Unless and until dividends payable on any shares of this Series shall be in arrears in an amount equivalent to one and one-half times the annual dividend, or more, per share, the holders of shares of this Series shall have no voting power or rights, except as otherwise provided herein, by the Certificate of Incorporation of the Corporation or by law. If and when dividends payable on any shares of this Series shall be in arrears in an amount equivalent to one and one-half times the annual dividend or more, per share, and thereafter until all dividends on shares of this Series in arrears shall have been paid, the holders of this Series, together with any other class or series of capital stock of the Corporation which is by its terms expressly made equal as to dividends to this Series (for purposes of this Section 3, this Series, together with all such other classes and series, is hereinafter collectively referred to as the "PREFERENCE STOCK"), voting as a single class separate from the holders of all other classes of capital stock, shall be entitled to elect two directors. The terms of office as directors of all persons who may be directors of the Corporation shall terminate upon the election of directors by the holders of the Preference Stock. The holders of the Common Stock shall have the right to elect the remaining directors of the Corporation. If the holders of the Preference Stock have not exercised their right to elect directors of the Corporation because of the lack of a quorum consisting of the holders of a majority of the Preference Stock, then the said directors shall be elected by the directors whose term of office is thus terminated, and in that event, such elected directors shall hold office for the interim period, pending such time as a quorum of the holders of the Preference Stock shall be present at a meeting held for the election of directors.

                  b. If and when all dividends then in arrears on the Preference Stock then outstanding shall be paid (and such dividends shall be declared and paid out of any funds legally available therefor as soon as reasonably practicable), the holders of shares of the Preference Stock shall be divested of any special right with respect to the election of directors and the voting power of the holders of shares of the Preference Stock and the Common Stock shall revert to the status existing before the first dividend payment date on which dividends on any shares of the Preference Stock were not paid in full, but always subject to the same provisions for vesting such special rights in the holders of shares of the Preference Stock in case of further like arrears in payment of dividends thereon. Upon the termination of any such special voting right, the terms of office of all persons who may have been elected directors of the Corporation by vote of the holders of the Preference Stock, as a class, pursuant to such special voting right shall forthwith terminate, and the resulting vacancies shall be filled by a vote of a majority of the remaining directors.


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                  c. In case of any vacancy in the office of a director
occurring among the directors elected by the holders of the Preference Stock voting as a single class separate from the holders of all other class of capital stock, the remaining director elected by the holders of the Preference Stock may elect a successor to hold office for the unexpired term of the director whose place shall be vacant. In the event of simultaneous vacancies among directors elected by the holders of the Preference Stock, an election by the holders of the Preference Stock, pursuant to the provisions of this Section 3, will be held.

                  d. Whenever the right shall have accrued to the holders of the Preference Stock to elect directors, voting as a single class, separate from the holders of all other classes of capital stock, then upon request in writing signed by any holder of the Preference Stock entitled to vote, delivered by registered mail or in person to the president, a vice president or secretary of the Corporation, it shall be the duty of such officer forthwith to cause notice to be given to the shareholders entitled to vote at a meeting to be held at such time as such officer may fix, not less than ten (10) nor more than sixty (60) days after the receipt of such request, for the purpose of electing directors during such time as the holders of the Preference Stock shall have the special right, voting as a single class, separate from the holders of all other classes of capital stock to elect directors, the presence in person or by proxy of the holders of a majority of the outstanding Preference Stock shall be required to constitute a quorum of such class for the election of directors, and the presence in person or by proxy of the holders of a majority of all other classes of capital stock outstanding at the time, and not entitled to such special right, shall be required to constitute a quorum of such other classes for the election of directors.

         5.       RESTRICTIONS ON CERTAIN CORPORATION ACTION.

                  a. Whenever quarterly dividends or other dividends or distributions payable on this Series as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of this Series outstanding shall have been paid in full, the Corporation shall not

                           i. declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to this Series;

                           ii. declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with this Series, except dividends paid ratably on this Series and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           iii. redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with this Series; PROVIDED that the Corporation may at any time redeem,


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         purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to this Series; or

                           iv. purchase or otherwise acquire for consideration any shares of this Series, or any shares of stock ranking on a parity with this Series, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  b. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

         6. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case, the then outstanding shares of this Series shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

         7.       NO REDEMPTION; NO SINKING FUND.

                  a. The shares of this Series shall not be subject to redemption by the Corporation or at the option of any holder of this Series; PROVIDED, HOWEVER, that the Corporation may purchase or otherwise acquire outstanding shares of this Series in the open market or by offer to any holder or holders of shares of this Series.

                  b. The shares of this Series shall not be subject to or entitled to the operation of a retirement or sinking fund.

         8. RANKING. This Series shall rank junior to all other series of Preferred Stock of the Corporation, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

         9. FRACTIONAL SHARES. This Series shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one thousandths (1/1,000ths) of a share or any integral multiple of such fraction which shall entitle


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the holder, in proportion to such holder's fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of this Series. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of this Series, may elect (1) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandths (1/1,000ths) of a share or any integral multiple thereof or (2) to issue depository receipts evidencing such authorized fraction of a share of this Series pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; PROVIDED that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of this Series.

         10. REACQUIRED SHARES. Any shares of this Series purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preference Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of Article Four of the Certificate of Incorporation.

         11. AMENDMENT. None of the powers, preferences and relative, participating, optional and other special rights of this Series as provided herein or in the Certificate of Incorporation shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of this Series so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of this Series, voting as a separate class; PROVIDED, HOWEVER, that no such amendment approved by the holders of at least 66-2/3% of the outstanding shares of this Series shall be deemed to apply to the powers, preferences, rights or privileges of any holder of shares of this Series originally issued upon exercise of a Right after the time of such approval without the approval of such holder.


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         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President this 30th day of December, 1996.

                                                UTILICORP UNITED INC.

                                                By: /s/ Robert Green
                                                   -----------------
                                                    President

STATE OF MISSOURI )
                  ) ss.
COUNTY OF JACKSON )

         Before me, the undersigned Notary Public in and for said county and state, this day personally appeared ROBERT K. GREEN , personally known to me to be the President of UTILICORP UNITED INC., and who executed the foregoing instrument as President of UTILICORP UNITED INC. and being first duly sworn, acknowledged reading in full and fully understanding the foregoing, acknowledged the facts therein stated to be true and correct, and who further acknowledged the execution of the same as the voluntary act of the Corporation.

         Witness my hand and seal this 30th day of December, 1996.
                                       ----        --------  ----

                                                   /s/ Diana Kay Vargo
                                                   -------------------
                                                   Notary Public

                                                   [Notary Seal]

My Commission Expires:
       2-8-99
----------------------


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